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                                                                      EXHIBIT 99

                     D & K HEALTHCARE RESOURCES, INC. BOARD
                         ADOPTS SHAREHOLDER RIGHTS PLAN

D & K Healthcare Resources, Inc. (Nasdaq:DKWD) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Under the Plan, a dividend of one preferred share purchase right (a "Right") was declared for each share of common stock of the Company outstanding at the close of business on November 23, 1998. No separate certificate evidencing the Rights will be issued unless and until they become exercisable.

The Plan is designed to help ensure that all D & K shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the Company and to discourage certain abusive takeover tactics. The Plan has not been adopted in response to any specific takeover threat, and the Board of Directors is unaware of any effort by a third party to acquire control of the Company.

Each Right will entitle a shareholder to buy, under certain circumstances, one one-thousandth of a share of preferred stock for $100. The Rights generally will be exercisable only if a person or group acquires 15 percent or more of the Company's common stock or commences a tender or exchange offer for 15 percent or more of the Company's common stock.

If a person or group were to acquire 15 percent or more of the Company's common stock without the prior approval of the Board of Directors, each Right will entitle the holder - other than the acquiror - to buy at the Right's then current exercise price shares of common stock of the Company or preferred stock or other securities of the Company equivalent to its common stock with a market value of twice the exercise price. In addition, if at the time when there was a 15 percent stockholder, a person acquires at least 50 percent of the assets or earnings power of the Company or merges with the Company and the Company is not the survivor, shareholders with unexercised Rights could purchase common stock of the acquiror with a value of twice the exercise price of the Rights.

The Company's Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.005 per Right, at any time up to and including the tenth day after the time that a person or group has acquired 15 percent or more of the Company's common stock or announced a tender offer to purchase at least 15 percent of the outstanding common stock, subject to extension of the redemption period by the Board of Directors. Unless earlier redeemed, the Rights will expire on November 12, 2008.

D&K Healthcare Resources, Inc., of St. Louis, Missouri, is a full-service regional wholesale drug distributor supplying customers from facilities in Lexington, Kentucky; Minneapolis, Minnesota; and Cape Girardeau, Missouri. D&K owns a 50 percent interest in Pharmaceutical Buyers, Inc., of Boulder, Colorado, one of the nation's leading alternate site group purchasing organizations. D&K also invites all interested parties to visit its Web site at http://www.dkwd.com.